Exhibit 10.1

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 9, 2018, by and among Praesidium Investment Management Company LLC, a Delaware limited liability company (“Praesidium”) and Quanex Building Products Corporation, a Delaware corporation (the “Purchaser”). Each of Kevin Oram and Peter Uddo (the “Manager Principals”) is also executing this Agreement for purposes of Section III of this Agreement.

RECITALS

WHEREAS, Praesidium beneficially owns 3,480,180 shares of common stock, par value $0.01 per share, of the Purchaser (the “Common Stock”);

WHEREAS, Praesidium (on behalf of its investment advisory clients owning shares of Common Stock (“Selling Clients”)) desires to sell to the Purchaser, and the Purchaser desires to purchase from Praesidium (on behalf of the Selling Clients), 1,900,000 shares of Common Stock on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”); and

WHEREAS, the Purchaser and each of Praesidium and the Manager Principals are agreeing to certain covenants in connection with the Repurchase Transaction.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	PURCHASE AND SALE OF SHARES

A.

Purchase. Subject to the terms and conditions of this Agreement, at the Repurchase Closing (as defined below), Praesidium (on behalf of the Selling Clients) shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Praesidium (on behalf of the Selling Clients), 1,900,000 shares of Common Stock in the aggregate (such number of shares of Common Stock, the “Repurchase Shares”). The purchase price for each Repurchase Share shall be equal to $16.86 (the “Purchase Price”).

B.

Closing. Subject to satisfaction of (a) the parties’ closing delivery obligations set forth in Section I.C. below and (b) the Injunction Condition, the closing of the Repurchase Transaction (the “Repurchase Closing”) will take place on October 9, 2018 or at such other time as the Purchaser and Praesidium mutually agree (the “Closing Date”). The Repurchase Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date. The

“Injunction Condition” shall mean there is no injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition having been issued, enacted or promulgated by a court or other governmental authority of competent jurisdiction that would have the effect of prohibiting or preventing the consummation of the transactions contemplated hereunder.

C.

Deliveries at or prior to the Repurchase Closing. At or prior to the Repurchase Closing, (a) Praesidium shall cause to be delivered to the Purchaser, by electronic book entry form through the facilities of the Depository Trust Company, the Repurchase Shares, together with all documentation reasonably necessary to transfer to Purchaser right, title and interest in and to the Repurchase Shares; and (b) the Purchaser shall pay the aggregate Purchase Price in respect of the Repurchase Shares in cash by wire transfer of immediately available funds. Instructions with respect to share delivery and wires shall be set forth in a separate document.

II.	REPRESENTATIONS AND WARRANTIES

A.	Praesidium hereby makes the following representations and warranties to the Purchaser, which representations shall survive the Repurchase Closing:

1.	Praesidium has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

2.

This Agreement has been duly executed and delivered by Praesidium and constitutes a legal, valid and binding obligation of Praesidium, enforceable against Praesidium in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

3.

All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise (including any consents of any of the Selling Clients or any other investment advisory clients of Praesidium), necessary for the execution, delivery and performance by Praesidium of this Agreement and the transactions contemplated by this Agreement have been obtained and are in full force and effect.

4.

The execution and delivery of this Agreement by Praesidium and the consummation by Praesidium of the transactions contemplated by this Agreement does not and will not constitute or result in a breach, violation or default under (i) any agreement or instrument, whether written or oral, express or implied, to which Praesidium is a party (including any investment management agreement, (ii) the organizational documents of Praesidium or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body, except, in each case, as would not reasonably be expected to materially impact the ability of Praesidium to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement.

5.

Prior to giving effect to the Repurchase Transaction, Praesidium beneficially owns 3,480,180 shares of Common Stock pursuant to investment management agreements with Selling Clients, which agreements are in full force and effect. All such investment management agreements grant Praesidium sole discretionary investment authority with respect to (including the sole power to dispose of on behalf of its Selling Clients) all such shares of Common Stock beneficially owned by Praesidium. Upon delivery to the Purchaser of the Repurchase Shares to be sold hereunder to the Purchaser, against payment made pursuant to this Agreement, good and valid title to 1,900,000 shares of Common Stock, free and clear of any lien, pledge, charge, security interest, mortgage, or other encumbrance or adverse claim, will pass to the Purchaser. Immediately after giving effect to the Repurchase Transaction, Praesidium beneficially owns 1,580,180 shares of Common Stock.

6.

Praesidium is engaged in the business of assessing and assuming investment risks with respect to securities and has significant knowledge and experience in financial and business matters and in making investment decisions of the type covered by this Agreement. Accordingly Praesidium is capable of evaluating the merits and risks of the Repurchase Transaction and of making an informed investment decision with respect thereto. Praesidium has had a reasonable opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement, the Repurchase Shares and the Purchaser and all such questions have been answered to Praesidium’s full satisfaction. Praesidium specifically acknowledges that

Purchaser is entering into this Agreement in reliance on the foregoing representations and with Praesidium’s understanding, acknowledgment and agreement that Purchaser is privy to non-public information regarding Purchaser (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Praesidium, when making investment disposition decisions, including the decision to enter into this Agreement, and Praesidium’s decision to enter into this Agreement is being made with full recognition and acknowledgment that Purchaser is privy to the Non-Public Information irrespective of whether such Non-Public Information has been provided to Praesidium or any Selling Client. Praesidium, on behalf of itself and each of its Selling Clients, hereby waives any claim, or potential claim, it has or may have against Purchaser (or any its affiliates, officers, directors, stockholders, employees and agents) relating to Purchaser’s possession of Non-Public Information or any failure or alleged failure to disclose any information (including Non-Public Information) to Praesidium or any Selling Client in connection with the Repurchase Transaction.

7.

Praesidium acknowledges and confirms that it is aware that the Purchaser is not making any representation or warranty to Praesidium (or any Selling Client) whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Purchaser, or with respect to the value of the Repurchase Shares. Praesidium acknowledges and confirms that it is aware that future changes and developments in (i) the Purchaser’s business, financial condition and results of operations, (ii) the industries in which the Purchaser competes and (iii) overall market and economic conditions, may have a favorable impact on the value of the Common Stock and/or the price of the Common Stock after the consummation of the Repurchase Transaction.

8.

Each Selling Client’s ownership percentage of Common Stock owned in accounts or vehicles managed by Praesidium immediately after the Repurchase Transaction will be less than 80% of the Selling Client’s ownership percentage of Common Stock owned in accounts or vehicles managed by Praesidium immediately before the Repurchase Transaction (taking into account the Selling Client’s ownership of such Common Stock owned directly, indirectly and constructively under the constructive ownership rules set forth in section 318 of the Internal Revenue Code of 1986, as amended (the “Code”)). To the best of

Praesidium’s knowledge, each Selling Client, together with such Selling Client’s affiliates, owns (or, immediately after the Repurchase Transaction, will own), directly or indirectly or constructively under Section 318 of the Code, no shares of Common Stock other than shares of Common Stock held in its investment account(s) managed by Praesidium. Praesidium has received written confirmation from each of the custodians for any non-US person Selling Client account to the effect that such custodian is responsible for any withholding obligation applicable to such non-US person Selling Client in respect of the Repurchase Transaction, have on file an executed current W-8 with respect to such non-US person Selling Client and will retain such W-8 for a period of at least four years from the Repurchase Closing. Each such custodian for a non-US person Selling Client account is a US domiciled financial institution. Any funds paid by the Purchaser with respect to any Repurchase Shares owned by any non-US person Selling Client will be received first by the applicable custodian and not such non-US person Selling Client. To the best of Praesidium’s knowledge, no Selling Client who is an individual but not a US person has been physically present in the United States for at least 183 days during such Selling Client’s tax year that includes the Repurchase Closing.

B.	The Purchaser hereby makes the following representations and warranties to Praesidium, which representations shall survive the Repurchase Closing:

1.	The Purchaser has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

2.

This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

3.

All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Purchaser of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

4.

The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement do not and will not constitute or result in a breach, violation or default under (i) any agreement or instrument, whether written or oral, express or implied, to which the Purchaser is a party, (ii) the Purchaser’s certificate of incorporation, bylaws or other governance policies, (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Purchaser, except, in each case, as would not reasonably be expected to materially impact the ability of the Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement.

5.	Purchaser has access to funds sufficient to consummate the transactions contemplated by this Agreement.

6.	The Purchaser specifically acknowledges that Praesidium is entering into this Agreement in reliance on the foregoing representations.

III.	COVENANTS

A.

Standstill. Praesidium and the Manager Principals hereby agree that, from and after the date of this Agreement and through and including the date of the Purchaser’s annual meeting of stockholders (or any adjournment or postponement thereof) in 2021 (the “2021 Annual Meeting”), except as otherwise specifically provided in this Agreement, Praesidium shall not, and Praesidium and the Manager Principals shall cause Praesidium’s controlled Affiliates and its Associates (as such terms are defined below) and all Managed Client Accounts not to, in any way, directly or indirectly:

1.

acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (but excluding any action by the Purchaser such as a stock dividend), (i) additional shares of Common Stock and any other securities of the Purchaser entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, securities of the Purchaser entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies (including Common Stock, “Voting Securities”), or (ii) direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) additional Voting Securities.

2.

make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies with respect to the election or removal of directors of Purchaser or any other matter or proposal with respect to Purchaser or seek to advise, encourage or knowingly influence any person or entity (any “Person”) with respect to the voting of any Voting Securities;

3.

initiate or propose, or otherwise “solicit” (as such term is used in the proxy rules of the SEC), directly or indirectly, the Purchaser’s stockholders for the approval of, shareholder proposals with respect to Purchaser, whether made pursuant to Rule 14a-4 or Rule 14a-8 under the Exchange Act or otherwise, or cause or encourage any Person to initiate or propose any such shareholder proposal;

4.

seek, alone or in concert with others, the election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board of Directors of Purchaser (the “Board”), or seek, alone or in concert with others, the removal of any member of the Board;

5.	act alone or in concert with others to control or seek to control, or knowingly influence or knowingly seek to influence, the management, the Board or the policies of Purchaser;

6.

form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities (other than Praesidium’s Section 13(d) group as disclosed in its Schedule 13D, as amended, with respect to the Purchaser);

7.

seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transaction involving the Purchaser or its subsidiaries;

8.	enter into any arrangements, understanding or agreements (whether written or oral), with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing actions set forth in this Section III.A.(1-7), or make any investment in or enter into any arrangement or understanding or form a “group” with any other Person that engages, or offers or proposes to engage, in any of the foregoing actions set forth in this Section III.A.(1-7);

9.

make any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Purchaser, its management, policies, affairs or assets, or any Voting Securities or this Agreement that is inconsistent with the provisions of this Agreement, including, without limitation, any intent, purpose, plan or proposal that is conditioned on, or would require the waiver, amendment, nullification or invalidation of, any provision of this Agreement, or take any action that could require the Purchaser to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or

10.	request that the Purchaser or the Board or any of their respective representatives amend or waive any provision of this Section III.A. (including this sentence).

As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder. The term “Managed Client Accounts” means any client accounts with respect to which Praesidium, any Manager Principal or any of their Affiliates provide investment advisory services (whether discretionary or nondiscretionary).

The foregoing provisions of Section III.A. shall not be deemed to prohibit Praesidium or the Manager Principals from communicating privately with the Purchaser’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications. The foregoing provisions of Section III.A. shall not be deemed to limit the actions or activities of the legal owners of Managed Client Accounts who are unaffiliated with Praesidium or the Manager Principals to the extent actions or activities by such unaffiliated owners are undertaken independent of Praesidium (i.e., with respect to shares of Common Stock that are (or were) not owned in accounts advised by Praesidium, the Manager Principals or their Affiliates) and without Praesidium’s knowledge, direction, request or encouragement.

B.

Nondisparagement; Noncritique. Praesidium and the Manager Principals agree that they will, and will cause Praesidium’s members, partners, officers, employees, agents and affiliates (including any affiliated investment partnerships) to, refrain from (1) disparaging or impugning, or taking any action reasonably likely to damage the reputation of, Purchaser or its subsidiaries, directors or officers or (2) making any public statement critical of Purchaser or its subsidiaries, directors or officers. The Purchaser agrees that it will, and will cause the Purchaser’s subsidiaries, officers and directors to, refrain from (1) disparaging or impugning, or taking any action reasonably likely to damage the reputation of, Praesidium or the Manager Principals or (2) making any public statement critical of Praesidium or the Manager Principals. The foregoing will not apply to any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

C.

Public Announcement; Filings. Praesidium and the Manager Principals agree that neither Praesidium nor any of its affiliates shall make any public announcement with respect to the Repurchase Transaction other than disclosure, on an amendment to Praesidium’s Schedule 13D with respect to Purchaser, of the consummation thereof (including date and price) and the text of this Agreement. Subject to the foregoing, Praesidium will make all necessary filings required under federal and state securities laws and regulations or any other applicable laws or regulations in connection with the transactions contemplated by this Agreement. The Purchaser will make all necessary filings required under federal and state securities laws and regulations or any other applicable laws or regulations in connection with the transactions contemplated by this Agreement.

IV.	MISCELLANEOUS

A.

Release. Except as otherwise provided herein, each party hereto, on behalf of itself and its predecessors, successors and assigns, hereby unequivocally, irrevocably and unconditionally releases, surrenders, acquits and forever discharges the other party hereto and its subsidiaries, directors, officers, stockholders, members, partners, employees, affiliates, agents, advisors, attorneys, representatives, predecessors, successors and assigns (collectively, the “Released Parties”), from any and all actions, causes of action, claims, suits, covenants, contracts, controversies, agreements, promises, indemnities, damages, judgments, remedies, demands and liabilities, of any nature whatsoever, in law, at equity or otherwise incurred prior to or as of the date hereof (collectively, the “Claims”), whether direct, derivative or otherwise, which have been, may be or ever could be asserted against any of the Released Parties, either for itself or otherwise for or on behalf of any other person, in connection with the Repurchase Shares or the negotiations relating to or consummation of this Agreement or any of the transactions contemplated hereby, other than any Claims arising under this Agreement.

B.

Entire Agreement. This Agreement and the other documents and agreements executed in connection with the transactions contemplated by this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

C.

Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section IV.C. shall be null and void.

D.

Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic mail transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by electronic transmission shall be considered original executed counterparts for purposes of this Section IV.D.

E.

Specific Performance. Each party acknowledges, stipulates and agrees that (i) irreparable injury will result to the other parties in the event that any party breaches its covenants or agreements contained in this Agreement, and (ii) in the event of any such breach or threatened breach of any of the provisions set forth in this Agreement, the other parties hereto shall be entitled, in addition to any other remedies available to it (including, without limitation, damages), to preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling such party to comply with any and all such provisions. Nothing herein contained shall be construed as an election of remedies or as a waiver or limitation of any right available to any party under this Agreement or the law, including the right to seek damages from any party for its breach of any provision of this Agreement.

F.

Forum Selection, Consent to Jurisdiction and Governing Law. This Agreement and any matters related to the transactions contemplated hereby shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to principles of conflicts of laws. The Purchaser and Praesidium agree that any suit or proceeding arising in respect of this Agreement will be tried exclusively in a federal or state court located in the State of Texas (Harris County), and the Purchaser and Praesidium agree to submit to the jurisdiction of, and to venue in, such court. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

G.

No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns. Without limiting the foregoing, no Selling Client (or any other investment advisory client of Praesidium) shall be entitled to enforce any term of this Agreement against the Purchaser.

H.

Amendment. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

I.

Further Assurances. Each party hereto shall use its reasonable best efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

J.

Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

K.	Expenses. Each of the Purchaser, on the one hand, and Praesidium and the Manager Principals, on the other hand, shall bear its own expenses in connection with the drafting,

negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

L.

Interpretation. Unless the express content otherwise requires, (i) terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (ii) the term “$” means United States Dollars; (iii) the word “or” shall not be exclusive; (iv) references to “written” or “in writing” include in electronic form; and (v) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

M.

Withholding Indemnity. Praesidium hereby indemnifies and holds harmless Purchaser in respect of any losses (including but limited to payments, taxes, penalties, interest, fines and legal fees) incurred by Purchaser arising from withholding tax obligations that are, or are alleged by governmental authorities to be, applicable to Purchaser in connection with the Repurchase Transaction.

(Signatures appear on the following pages.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

QUANEX BUILDING PRODUCTS CORPORATION

By:
Name:
Title:

PRAESIDIUM INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:
Title:

FOR PURPOSES OF SECTION III HEREOF:

Kevin Oram

Peter Uddo